Exhibit 10.01

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326	MUFG UNION BANK, N.A. 1251 Avenue of the Americas New York, New York 10020

October 18, 2015
WEX Inc.
97 Darling Avenue
South Portland, ME 04106

Attention: Steven A. Elder
Project Elvis
Commitment Letter
Ladies and Gentlemen:
WEX Inc. (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (or any of its designated affiliates, “STRH”) and MUFG Union Bank, N.A. (or any of its designated affiliates, “MUFG”, together with Bank of America, Merrill Lynch, SunTrust and STRH, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) directly or indirectly, an entity identified to us as “Elvis” (the “Acquired Business”). The Acquisition will be effected through the acquisition of membership interests in a blocker entity and holding company of the Acquired Business. In connection with the Acquisition, all of the existing indebtedness under the Existing Credit Agreement (as hereinafter defined) and all of the existing indebtedness of the Acquired Business under (i) that certain First Lien Credit Agreement, dated as of May 29, 2014, as amended, by and among the Acquired Business, WP Mustang Holdings LLC, the several banks and other financial institutions and lenders from time to time party thereto and Goldman Sachs Bank USA, in its capacity as first lien administrative agent for such lenders, and (ii) that certain Second Lien Credit Agreement, dated as of May 29, 2014, as amended, by and among the Acquired Business, WP Mustang Holdings LLC, the several banks and other financial institutions and lenders from time to time party thereto and Credit Suisse AG, in its capacity as second lien administrative agent for such lenders, the credit agreements described in (i) and (ii), the “Existing Mustang Credit Agreements”) will, in each case, be repaid in full, all commitments thereunder will be terminated and the security interests with respect thereto will be released (the “Refinancing”). The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.
You have also advised us that you intend to finance the Acquisition, the Refinancing, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the consummation of the Transaction): (a) $2,125.0 million in senior secured credit facilities of the Borrower (collectively, the “Facilities”) comprised of (i) a term loan B facility of

$1,775.0 million (the “Term Loan Facility”) and (ii) a revolving credit facility of $350.0 million (the “Revolving Credit Facility”), (b) the issuance of equity interests (the “Equity Issuance”) in the Borrower as part of the consideration for the Acquisition in accordance with the Acquisition Agreement dated the date hereof relating to the Acquisition (the “Acquisition Agreement”) and (c) cash on the balance sheet of the Borrower. The Acquisition, the Refinancing, the entering into and initial funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of consummation of the Acquisition is referred to herein as the “Closing Date.”
1.Commitments. In connection with the foregoing, (a)(i) Bank of America is pleased to advise you of its commitment to provide 40% of each of the Facilities, (ii) SunTrust is pleased to advise you of its commitment to provide 30% of each of the Facilities and (iii) MUFG is pleased to advise you of its commitment to provide 30% of each of the Facilities (in such capacity, each an “Initial Lender” and together, the “Initial Lenders”), (b) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities (in each case subject only to the satisfaction of the conditions set forth in paragraph 5 below, the conditions in the section entitled “Conditions Precedent to Closing and Initial Funding” in Annex I hereto and the conditions in Annex II hereto) (Annex I and Annex II, collectively, the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”) and (c) each of Merrill Lynch, STRH and MUFG is pleased to advise you of its willingness, and you hereby engage each of Merrill Lynch, STRH and MUFG, to act as joint lead arrangers and joint bookrunning managers (in such capacity, each a “Lead Arranger” and together, the “Lead Arrangers”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”) in consultation with you. It is understood and agreed that Bank of America and Merrill Lynch will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.
You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in any of the Facilities unless you and we shall so agree.
2.    Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter related to the Facilities to one or more financial institutions (x) with respect to the Revolving Credit Facility, reasonably acceptable to you (with your consent not to be unreasonably withheld, conditioned or delayed) and (y) with respect to the Term Loan Facility, in consultation with you; provided, however, that notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (a) except as you otherwise agree, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including the obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (b) no such syndication, assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities, and (c) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights with respect to their commitments hereunder with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facilities on the Closing Date has occurred. You agree to actively assist, and to use your commercially reasonable efforts to cause the

Acquired Business and its subsidiaries to actively assist, the Lead Arrangers in achieving a syndication of each of the Facilities that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all customary information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, all customary projected financial information of the Companies, (b) your assistance in the preparation of an information memorandum with respect to the Facilities in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other customary offering and marketing materials to be used in connection with the syndication of each Facility, (c) until the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication (as defined in the Fee Letter) of the Facilities (such date, the “Syndication Date”), your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships, (d) your using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period (as hereinafter defined), monitored public corporate credit or family ratings (but not any specific rating or ratings) of the Borrower after giving effect to the Transaction and ratings of the Term Loan Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) prior to the Syndication Date, your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by the Companies (other than (i) the Facilities, (ii) any issuances of debt by WEX Bank in the ordinary course, (iii) borrowings by the Borrower under the Existing Credit Agreement (including incremental loans) used to finance the acquisition of certain entities identified to you and us as “Accent” and “Olympus”, (iv) overdraft lines and (v) any accounts receivable securitization facilities of the Borrower or its subsidiaries), including any renewals or refinancings of any existing debt or, in each case, that, in the reasonable judgment of the Lead Arrangers, could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that ordinary course working capital borrowings under the existing revolving credit facilities of the Companies and any debt permitted to be incurred under the Acquisition Agreement shall be permitted) and (f) prior to the Syndication Date, your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, any of the requirements above (including the obtaining of the Ratings referenced above, and the commencement or completion of any syndication of the Facilities) shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter. It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of successful completion of syndication of the Facilities constitute a condition to availability of the Facilities on the Closing Date.
The parties agree that prior to the commencement of any syndication of the Facilities, the Borrower and the Lead Arrangers will consult with each other in good faith as to the best permanent financing structure available to the Borrower given the market conditions at such time (it being understood that the Commitment Parties are not providing commitments with respect to any financing except as expressly set forth herein with respect to the Facilities).
3.    Information Requirements. You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written information, other than Projections (as defined below) and other than information of a general or industry-specific nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transaction (including such information, to the best of your knowledge, relating to the Acquired Business) (the “Information”) is and will be, when furnished, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) (to the best of your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the Closing Date and, if requested by us, for such period thereafter as is necessary to complete the Successful Syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.
You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information, the Projections, the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. It is understood and agreed that the Borrower will exclude MNPI from the Public Information Materials with respect to the Borrower, the Acquired Business and the Acquisition.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, (x) at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent (and its affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts (approved in writing by the Administrative Agent (or its affiliates)) and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
4.    Fees and Indemnities.
(a)    You agree to pay the fees set forth in the Fee Letter. You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agents, and of any special and local counsel to the Lenders retained by the Lead Arrangers and due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Facilities. You acknowledge that certain Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
(b)    You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s gross negligence or willful misconduct or (B) a material breach by such Indemnified Party of its obligations under this Commitment Letter or (ii) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than an action (X) involving alleged conduct by you or any of your affiliates or (Y) against an arranger or administrative agent in its capacity as such). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business or your or its subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.
5.    Conditions to Financing. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction (or waiver by the Commitment Parties) of each of the following conditions precedent: (a) you shall have accepted the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”) as provided therein for the Facilities; (b) the execution and delivery by the Borrower and the Guarantors (provided that Guarantors that relate to the Acquired Business shall only be required to execute and deliver any documentation substantially simultaneously with the consummation of the Acquisition) of definitive documentation with respect to each Facility, which shall (i) be consistent with this Commitment Letter and the Fee Letter, (ii) be subject in all respects to the Funds Certain Provisions and (iii) give effect to the Documentation Standard (as defined in Annex I) (the “Credit Documentation”); and (c) the satisfaction of each of the conditions set forth in Annex II hereto; and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) without limiting clause (ii) below, the only representations relating to the Acquired Business, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (ii) the only representations made by the Borrower and the Guarantors the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation (in each case, related to the entering into and performance of the applicable Credit Documentation), no conflicts with or consents under charter documents, solvency as of the Closing Date (after giving effect to the Transaction) of the Borrower and its subsidiaries on a consolidated basis (consistent with the solvency certificate attached as Exhibit I to Annex II of this Commitment Letter), Federal Reserve margin regulations, the use of proceeds of the Loans not violating OFAC or FCPA, the U.S.A. Patriot Act, the Investment Company Act, the creation, validity, priority and perfection of the security interests granted in the intended collateral, subject to permitted liens as set forth in the Credit Documentation (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement in the applicable UCC filing office or the delivery of certificates evidencing equity interests in material domestic wholly owned subsidiaries of the Borrower and the Acquired Business (except for any such subsidiaries of the Acquired Business with respect to which the Borrower has not received such certificates from the Acquired Business after use of commercially reasonable efforts to obtain such certificates)) is not provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.
6.    Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties except (i) this Commitment Letter and the Fee Letter may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business; provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Commitment Parties, (ii) Annex I and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing relating to the Acquisition or the Facilities, and (vi) the Commitment Letter and Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law).
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and is supplied only on a confidential basis or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the first anniversary of the date hereof.
You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify such person in accordance with the U.S.A. Patriot Act.
7.    Survival of Obligations. The provisions of Sections 2, 3, 4, 6 (except as provided in Section 6) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities.
8.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the

other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).
Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on October 18, 2015, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 11:59 p.m. (New York City time) on the End Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the closing of the Acquisition without the use of the Facilities and (c) the termination of the Acquisition Agreement in accordance with its terms.
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We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:	/s/ Anand Melvani Name: Anand Melvani Title: Managing Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

SUNTRUST BANK

By:	/s/ Michael B. Maguire Name: Michael B. Maguire Title: Managing Director
SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Timothy M. O’Leary
Name: Timothy M. O’Leary
Title: Managing Director
MUFG UNION BANK, N.A.

By:	/s/ Frank Brown Name: Frank Brown Title: Managing Director

Signature Page to Commitment Letter

MUFG UNION BANK, N.A.

By:	/s/ Anvar Hodjaev Name: Anvar Hodjaev Title: Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date
first written above:
WEX INC.

By:	/s/ Nicola Morris Name: Nicola Morris Title: Senior Vice President

Signature Page to Commitment Letter